EXHIBIT 107

Calculation of Filing Fee Tables

S-1
(Form Type)

INVO BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of each Class of Securities To be Registered	Amount to be registered (1)	Proposed maximum Offering price per share (2) (3)	Proposed maximum aggregate Offering price (1)(2)	Amount of registration fee (3)
Common Stock, $0.0001 par value per share	200,000	$0.1745	$34,900	$3.85
Shares of Common Stock, par value $0.0001 per share issuable upon exercise of common stock purchase warrants	5,845,772	0.1745	$1,020,087	$112.41
Shares of Common Stock, par value $0.0001 per share issuable upon conversion of debenture	195,721	$0.1745	$34,153	$3.76

Total	6,241,493	—	$1,089,140	$120.02

Registration Fee Previously Paid				$120.02
Registration Fee Paid Herewith				$—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Calculated under Section 6(b) of the Securities Act as .0001102 times the proposed maximum aggregate offering price.